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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



               WESLEY JESSEN VISIONCARE, INC. ADOPTS A PREFERRED
                        SHARE PURCHASE RIGHTS AGREEMENT


          DES PLAINES, Ill. (November 18,1999) - Wesley Jessen VisionCare, Inc. announced today that its Board of Directors, pursuant to resolutions approved (Nasdaq:WJCO) on November 16, 1999, adopted a Preferred Share Purchase Rights Agreement and declared a dividend distribution to be made to stockholders of record on November 26, 1999, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $180.00. The Rights contain provisions which are intended to protect the Company's stockholders in the event of an unsolicited attempt to acquire the Company at a value that is unfair to the Company's stockholders.

          The Company is not aware of any such attempt at present. The Company's Board believes that implementation of the protections of a rights plan at this time is particularly appropriate in light of recent changes in the Company's ownership. Specifically, in the Summer of 1999, two investment funds associated with Bain Capital, Inc. reduced their collective beneficial ownership in the Company from 25% to less than 5% pursuant to an underwritten sale of their shares in the Company.


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          The Rights will attach to and trade with the Company's common stock and will become exercisable only ten days after a person or group (with certain exceptions) has acquired, or ten business days after a person or group has announced or commenced a tender offer for, 15% or more of the Company's common stock. The Company may exchange the Rights for the Company's common stock on a one-for-one basis at any time after a person or group has acquired 15% or more of the outstanding common stock. The Company will be entitled to redeem the Rights at $0.001 per Right (payable in cash or common stock of the Company, at the Company's option) at any time before ten days after public disclosure that a 15% position has been acquired. The Rights will expire on November 26, 2009, unless previously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.

          Additional details of the Rights distribution will be provided to stockholders.


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